EXHIBIT 1
Joint Filing Agreement
     This joint filing agreement is made and entered into as of this 20th day of August, 2010 by and among Samuel S. Lee, David R. Topper, Alexa Topper, Mike Heather and Jeereddi Prasad (collectively, the “Reporting Persons”).
     Reference is made to Rule 13d-1(k). The Reporting Persons hereby agree that the statement on Schedule 13D dated of even date herewith pertaining to Prospect Medical Holdings, Inc., and to which this agreement is attached as an exhibit, is filed on behalf of each of them.
Dated: August 20, 2010

/s/ Samuel S. Lee
Samuel S. Lee
In his individual capacity

/s/ David R. Topper
David R. Topper
In his individual capacity

/s/ Alexa Topper
Alexa Topper
In her individual capacity

/s/ Mike Heather
Mike Heather
In his individual capacity

/s/ Jeereddi A. Prasad
Dr. Jeereddi A. Prasad
In his individual capacity